Exhibit 4.6

Anheuser-Busch InBev

Share-Based Compensation Plan March 2010

Terms and Conditions

Glossary – Defined Terms

When used in this document, the following terms are to have the meaning ascribed to them as indicated below, unless expressly indicated otherwise:

AB InBev	Anheuser-Busch InBev NV/SA with its registered office at Grand Place 1, B-1000 Brussels, Belgium;

Accepted Options	the Options which have been offered to a Participant and for which an Option Acceptance Form has been duly completed and returned to AB InBev in due time;

Banking Day	any day other than a Saturday, a Sunday or a public holiday in Belgium, on which banks in Belgium are open for business;

Board of Directors	the Board of Directors of AB InBev;

Bonus Agreement	the agreement between the Eligible Employee, his/her employer and AB InBev whereby an Eligible Employee, inter alia, accepts one of the three alternatives available under the Optional Shares Bonus;

Bonus Share	a Share which has been offered to an Eligible Employee under the Plan and which benefits from the same rights (including the right to dividends), and has the same characteristics as, the Shares in circulation at the time of the allocation of the Bonus Shares. For the avoidance of doubt, the Bonus Shares do not include the Shares resulting from the Exercise of the Options;

Cash Alternative	the payment of the Optional Shares Bonus in cash;

Code of Dealing	the AB InBev Dealing Code, as amended from time to time;

Committee	the Compensation and Nominating Committee of AB InBev;

Compulsory Shares Bonus	the part of the bonus named as such in the Bonus Agreement;

Confirmation Period	the period during which a Participant must indicate to AB InBev his acceptance or refusal of the Options, as indicated in the Option Confirmation Letter;

Data Controller	AB InBev;

Data Processor	any third party designated by the Data Controller to process Personal Data on behalf of the Data Controller in accordance with Clause VI 9 for the implementation, administration and management of the Plan and the Shares register and Options register in electronic form;

Death Pro-Rata Options	has the meaning given to it in Clause VI 2.7.2;

Dismissal	termination of employment or Self-Employment by AB InBev or its subsidiaries (within the meaning of Article 6 of the Belgian Companies Code);

Dismissal for Serious Cause	termination of employment or Self-Employment for serious cause (as determined by the Committee in its sole discretion or, if applicable, as defined in relevant local law) by AB InBev or its subsidiaries (within the meaning of Article 6 of the Belgian Companies Code);

Dismissal Pro-Rata Options	has the meaning given to it in Clause VI 2.3.3;

Divestiture	a situation whereby the employing AB InBev subsidiary of a Participant is no longer a subsidiary of AB InBev (within the meaning of Article 6 of the Belgian Companies Code) following a divestiture through the sale of shares in the said AB InBev subsidiary;

Eligible Employee	a person working for AB InBev or its subsidiaries (within the meaning of Article 6 of the Belgian Companies Code) who received a proposal to participate in the Plan;

Exercise	the legal act whereby a Participant, by exercising the Options granted to him/her, acquires the Shares to which the Options relate;

Exercise Period	the period running from 05 March 2015 to 04 March 2020 (inclusive);

Exercise Period Starting Date	05 March 2015;

Exercise Price	the price per Option in Euros that a Participant must pay for the Exercise of his/her Options, and which is set in the Bonus Agreement and in the Option Confirmation Letter;

Expiry Date	04 March 2020;

Offer Date	05 March 2010;

Option	the right to purchase from AB InBev one existing Share in accordance with these terms and conditions;

Option Acceptance Form	(i)

in case of acceptance of the Options in electronic format, the confirmation in the form of an e-mail sent by a Participant to optionmanager@inbev.com, whereby the Participant accepts all or part of the Options offered to him/her; or

(ii)	in all other circumstances, the confirmation in the form of an acceptance form (in paper format), whereby the Participant accepts all or part of the Options offered to him/her;

Option Confirmation Letter	the letter whereby AB InBev confirms the offer of Options to a Participant;

Option Exercise Form	the notification in written and/or electronic format in the form determined by the Board of Directors, the Committee or any third party appointed by AB InBev to that effect, whereby a Participant notifies AB InBev or any third party designated by AB InBev to that effect of his/her decision to Exercise all or part of his/her Options in accordance with Clause V 3.4;

Optional Shares Bonus	the part of the bonus named as such in the Bonus Agreement;

Outsourcing	a situation whereby (i) a Participant is dismissed by AB InBev or a subsidiary of AB InBev in the framework of a collective dismissal (in the meaning of the Belgian Law of 13 February 1998 or its equivalent in the jurisdiction of the Participant) and is re-employed, together with the other persons who have been likewise dismissed, by a third party company which is not an affiliate of AB InBev and which is providing services to AB InBev, or (ii) a Participant is transferred by AB InBev or a subsidiary of AB InBev in the framework of the Belgian Collective Bargaining Agreement n°32bis of 7 June 1985 (or its equivalent in the jurisdiction of the Participant) to a third party company which is not an affiliate of AB InBev and which is providing services to AB InBev;

Outsourcing or Divestiture Pro-Rata Options	has the meaning given to it in Clause VI 2.4.3;

Participant	any Eligible Employee who has completed and returned the Bonus Agreement in due time, or any Successor to whom Bonus Shares and/or Options have been transferred in accordance with these terms and conditions;

Performance Tests	{(ROIC – WACC) 2010 + (ROIC – WACC) 2011 + (ROIC – WACC) 2012}/3 ≥ 2.5%

or

{(ROIC – WACC) 2010 + (ROIC – WACC) 2011 + (ROIC – WACC) 2012 + (ROIC – WACC) 2013}/4 ≥ 2.5%

or

{(ROIC – WACC) 2010 + (ROIC – WACC) 2011 + (ROIC – WACC) 2012 + (ROIC – WACC) 2013 + (ROIC – WACC) 2014}/5 ≥ 2.5%

ROIC	means the return on invested capital of AB InBev for a given financial year;

WACC	means the weighted average cost of capital of AB InBev for a given financial year;

Personal Data	each item of information relating to a Participant including (i) his/her identification data (e.g. name, private or professional contact details), (ii) electronic identification data, (iii) personal characteristics (e.g. date of birth, gender, nationality), (iv) employer’s entity, (v) preferred language, (vi) financial data (e.g. details regarding bank account), (vii) details of all subscription rights and all other entitlement to shares awarded, cancelled, purchased, vested, unvested or outstanding;

Plan	the AB InBev Share-Based Compensation Plan;

Prohibited Period	any period defined as such in the Code of Dealing;

Resignation	termination by a Participant of employment or Self-Employment with AB InBev or its subsidiaries. For the avoidance of doubts, the fact that a self-employed Participant no longer provides services to AB InBev or its subsidiaries, shall be construed as a Resignation (unless decided upon otherwise by AB InBev on a case by case basis);

Self-Employment	a situation whereby the employment of a Participant with AB InBev and/or its subsidiaries is terminated and is replaced immediately by an independent contractor (self-employment) agreement whereby the Participant provides services on a self-employed basis to AB InBev or its subsidiaries;

Share	An ordinary share of AB InBev;

Successor	the successor of a Participant as determined under the applicable law of succession and/or the persons designated by a Participant, in accordance with the applicable law of succession, to inherit the rights of the Participant under the Plan after the death of the Participant;

Chapter IV

Terms and Conditions relating to the Bonus Shares

1	The Bonus Shares

1.1	Form

The Bonus Shares are registered shares and will be recorded in the share register of AB InBev, which may be held in electronic form. A non-transferable certificate reflecting the entries in the register of registered shares will be remitted to the Participants, upon their request.

The Bonus Shares may not be converted into dematerialized shares as long as they are subject to the transfer restrictions referred to in Clause IV 3 below.

Bonus Shares that are no longer subject to the transfer restrictions referred to in Clause IV 3 below may, at the request of a Participant, be converted into dematerialized shares.

1.2	Dividends

Participants will be entitled to all dividends paid on the Bonus Shares, decided by AB InBev after the Offer Date.

2	Delivery of the Bonus Shares

The Bonus Shares will be delivered to the Participants as soon as practically possible after the Offer Date. An Eligible Employee who has not returned his/her executed Bonus Agreement in due time will be deemed to have chosen the Cash Alternative under the Optional Shares Bonus.

The transfer of ownership of the Bonus Shares from AB InBev to the Participant will be done by the recording of the transfer in the share register of AB InBev.

3	Transferability

3.1	Lock-Up period

Subject to Clause VI 2 below, the Bonus Shares delivered to a Participant may not be transferred or encumbered with any security, pledge or other right, or otherwise pass to any third party:

(i)	during the 3-year period starting on the Offer Date, for the Bonus Shares granted under the Compulsory Shares Bonus; and

(ii)	during the 5-year period starting on the Offer Date, for the Bonus Shares granted under the Optional Shares Bonus.

3.2	After lock-up period

Once the transfer restrictions referred to in Clause 3.1 above have expired, a Participant may:

3.2.1	keep the Bonus Shares in registered form; or

3.2.2	request the conversion of the Bonus Shares into dematerialized shares and their transfer on a securities account; or

3.2.3	sell the Bonus Shares. To that effect, the Participant shall:

(i)	instruct AB InBev to convert the Bonus Shares into dematerialized shares,

(ii)	instruct AB InBev to deliver them on behalf of the Participant to the financial intermediary, appointed by AB InBev, in charge of selling those Bonus Shares on the market on behalf of the Participant, and

(iii)	instruct such financial intermediary to sell the Bonus Shares on the market.

The proceeds of the sale of the Bonus Shares will be paid directly to the Participant, after deduction of all fees, costs and taxes due by the Participant as the result of the sale of the Bonus Shares.

4	Expenses and Taxes

AB InBev and/or its subsidiaries will bear the costs related to the set-up of the Plan and the attribution of the Bonus Shares.

All taxes and employee social security contributions of any kind relating to, inter alia, the attribution, the holding and the sale of the Bonus Shares and all other costs (including costs relating to the conversion of the Bonus Shares, the transfer and the sale of the Bonus Shares, the opening of a securities and/or a cash account, international transfers of cash, and dividend payments) will be borne by the Participant.

Chapter V

Terms and Conditions Relating to the Options

1	The Options

1.1	Form

The Options will be recorded in a special paper and/or electronic register in the form determined by AB InBev.

1.2	Transferability

Except for transfers as a result of death (see Clause VI 2.7.2 below), Options may not be transferred or encumbered with any security, pledge or other right, or otherwise pass to any third party.

2	Acceptance of the Options

2.1	Full or partial acceptance of the Options

A Participant to whom Options are being offered has the possibility of accepting only part of the Options granted to him/her. To that effect, the Participant shall mention in the Option Acceptance Form the exact number of accepted Options. If the Participant accepts only part of the Options, he/she shall be deemed to have refused the other Options offered to him/her.

2.2	Mode of acceptance

2.2.1	Electronic Acceptance

To the extent that electronic acceptance facilities are put in place by AB InBev and/or its subsidiaries, the Participant shall confirm, by means of an e-mail (the Option Acceptance Form) sent by the Participant to optionmanager@inbev.com, whether he/she accepts all or part of the Options offered to him/her by AB InBev.

The Option Acceptance Form must reach optionmanager@inbev.com during the Confirmation Period, as indicated in the Option Confirmation Letter.

The fact that the Acceptance Form did not reach optionmanager@inbev.com before the end of the Confirmation Period will be deemed to constitute a refusal by the Participant of all Options offered to him/her.

2.2.2	Paper-Form Acceptance

To the extent that electronic acceptance facilities are not put in place by AB InBev and/or its subsidiaries, the Participant shall complete, date and sign a paper-form acceptance form (the Option Acceptance Form) and return it to the address indicated on it.

The completed Option Acceptance Form must be in the possession of AB InBev, or any third party designated by it to that effect, during the Confirmation Period, as indicated in the Option Confirmation Letter.

The fact that AB InBev, or any third party designated by it to that effect, is not in the possession of the completed, dated and signed Option Acceptance Form before the end of the Confirmation Period, will be deemed to constitute a refusal by the Participant of all Options offered to him/her.

3	Exercise of the Options

3.1	Exercise Price

The Exercise Price of the Options is specified in the Option Confirmation Letter. The Exercise Price of the Options is, unless otherwise decided by AB InBev at the time of granting, equal to the closing price of the Shares on Euronext Brussels on the day immediately preceding the Offer Date.

3.2	Exercise Period

Subject to Clause V 3.3, the Options may be exercised only during the Exercise Period. The Options that are not exercised within the Exercise Period automatically expire and become null and void.

3.3	Exercise limitations

3.3.1	The Options cannot be exercised before one of the Performance Tests has been satisfied by AB InBev. For the avoidance of doubt, it suffices that any of the Performance tests be satisfied.

The Performance Tests will be carried out, and the outcome of these tests will be communicated to the Participants, as soon as practicable after the publication by AB InBev of its annual results relating to the financial years ending on 31 December 2012, 2013 and 2014 respectively.

An explanation on the methods of computation of AB InBev’s ROIC and WACC may be obtained by the Participants from their respective local People officer.

The Options shall automatically become null and void if none of the Performance Tests has been satisfied.

3.3.2	The Options may not, under any circumstances, be exercised during a Prohibited Period or in breach of any applicable laws prohibiting insider dealing.

3.4	Terms of Exercise

An Option will be deemed exercised upon receipt by AB InBev, or any other person designated to that effect by AB InBev, at any time during the Exercise Period (but not later than 2:00 p.m. Brussels time on the last Banking Day of the Exercise Period), of the following:

3.4.1	a duly completed Option Exercise Form explicitly mentioning the number of Options being exercised;

3.4.2	any other statements and documents that the Chairman of the Board of Directors, the Committee or any other person designated to that effect by the Committee, deems necessary or desirable in order to comply with all applicable legal and regulatory provisions.

3.5	Payment of the Exercise Price

3.5.1	Full payment of the Exercise Price in Euros (as well as related costs, taxes and duties, if any) must take place at the latest ten (10) Banking Days after the date of exercise, in the manner indicated on the Option Exercise Form. Transfer of ownership of the Shares will occur upon receipt by AB InBev of the Exercise Price. However, if applicable, transfer of ownership may be postponed until payment by the Participant of all amounts and taxes due in the framework of any tax equalization arrangement relating to the Plan.

3.5.2	AB InBev will in principle set up a mechanism of “cashless” Exercise whereby a Participant will elect to simultaneously exercise his/her Options and sell the Shares underlying the exercised Options. In that case, the Exercise Price will be paid to AB InBev from the proceeds of the sale of the Shares, in accordance with Clause V 3.5.1.

By opting for a cashless Exercise, the Participant:

(i)	instructs the financial intermediary appointed by AB InBev to sell on the market the Shares underlying the exercised Options; and

(ii)	instructs AB InBev to (i) deliver, on the Participant’s behalf, the Shares underlying the exercised Options to such financial intermediary for their sale on the market and (ii) collect from that financial intermediary the proceeds of the sale of those Shares.

Following the delivery of the Shares by AB InBev to the financial intermediary, the obligation of AB InBev to deliver Shares (or the sale proceeds thereof) to the Participant will be set off against the obligation of the Participant to pay the Exercise Price to AB InBev. Any amount in excess of the Exercise Price collected by AB InBev, after payment of all applicable costs, fees and taxes due by the Participant and, if applicable, any amount due by the Participant in the framework of any tax equalization arrangement relating to the Plan, as a result of the cashless exercise, will be transferred to the Participant.

3.5.3	If the Participant fails to pay the Exercise Price within the timeframe provided in Clause V 3.5.1, he/she thereby authorises AB InBev, subject to compliance with applicable law, to cancel the exercise of the Options or to sell the Shares underlying the Options so exercised. The proceeds of the sale of the Shares will be applied in the following order: first, payment of all costs, fees and taxes due as a result of the Exercise and the sale of the Shares; secondly, payment of the Exercise Price to AB InBev; thirdly, payment of the remaining sale proceeds to the Participant.

4	Amendment to the capital structure and anti-dilution measures

AB InBev expressly reserves the right to proceed with corporate changes that have an impact on its capital, such as capital increases, including by incorporation of reserves in the capital, capital decreases, issuance of convertible bonds, subscription rights or options, stock splits or reverse stock splits, combinations or reclassifications of the Shares, mergers, (partial) demergers, as well as the right to amend the clauses in the articles of association governing the allocation of profits or liquidation boni.

In the event that such corporate changes would have an unfavourable effect on the Options, the Exercise Price and/or the number of Options and/or the number of Shares to which the Options give right will be adjusted for the purpose of safeguarding the interests of the holders of Options, in the manner determined at the sole discretion of the Board of Directors, subject to any required action by the Shareholders’ Meeting of AB InBev. The terms of such adjustment will be communicated to the Participants in due time.

In the event that AB InBev would be merged into another company, the rights and obligations of AB InBev under the Plan will automatically be transferred to the absorbing company and the Options will no longer give the Participants the right to purchase Shares but instead the right to purchase shares of the absorbing company, subject to applicable law. The number of shares of the absorbing company to which each Option will give right, and the Exercise Price of each Option, will be determined at the sole discretion of the Board of Directors and communicated to the Participants in due time.

5	Nature and characteristics of the Shares

5.1	General

The Shares to be purchased upon exercise of the Options are existing ordinary shares of AB InBev with all rights and benefits generally attached to such Shares. AB InBev will, at its discretion, deliver Shares in dematerialized (electronic or book-entry) form or in registered form.

5.2	Dividends

The Shares acquired upon Exercise of the Options give the right to the dividends paid on such Shares after the date of Exercise. No dividends will be paid on the Options.

5.3	Transferability

The Shares acquired upon Exercise are not subject to any transfer restrictions under the rules of the Plan.

The Shares are listed on Euronext Brussels.

The Shares are “restricted securities” under U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold except pursuant to an effective registration statement under the Securities Act or an available exemption from registration under the Securities Act, in each case, in accordance with any applicable securities laws of any state or territory of the United States and of any other jurisdiction.

6	Expenses and taxes

All costs related to the attribution of the Options and the delivery of the Shares will be paid by AB InBev, except taxes on stock exchange transactions and income and social security taxes on the income received by the Participants in connection with the offering, the ownership or the exercise of the Options and with the acquisition of the Shares. All financing costs related to the acquisition of the Shares are to be paid by the Participants. The Participants shall ensure that the bank account of AB InBev is credited with the net amount. AB InBev may withhold from any payment or delivery of Shares any income or social security taxes that are required to be withheld under any applicable law, rule or regulation.

Chapter VI

General provisions applicable to the Bonus Shares and the Options

1	Approval of the Plan Documentation

The Plan forms part of an agreement between the Participant, the AB InBev affiliate that employs the Participant and AB InBev. By returning his/her completed Bonus Agreement, each Participant unconditionally agrees to be bound by the contents of this document.

A Participant who fails to return the completed Bonus Agreement before the date mentioned on the Bonus Agreement and who does not object in writing to the Plan before the same date, will be deemed to have unconditionally agreed to the contents of this document.

2	Expiry of the Options before the end of the Exercise Period and situation upon termination of service

2.1	Violation of the Bonus Shares transfer restrictions

The Options will automatically expire and become null and void if the Participant fails to comply with the Bonus Shares transfer restrictions referred to in Clause IV 3.

2.2	Resignation and Dismissal for Serious Cause

Upon Resignation or Dismissal for Serious Cause of a Participant:

2.2.1	the Bonus Shares will become freely transferable and the restrictions on transferability referred to in Clause IV 3 above will cease to apply on the date of the end of employment or, as the case may be, of Self-Employment;

2.2.2	all Options which are not exercisable under Clauses V 3.2 and V 3.3.1 above on the date of the end of employment or, as the case may be, of Self-Employment, automatically expire and become null and void;

2.2.3	all Options which, on the date of the end of employment or, as the case may be, of Self-Employment, are exercisable according to Clauses V 3.2 and V 3.3.1 above may be exercised but only during a 90-day period starting on the day employment or, as the case may be, Self-Employment has ended;

2.2.4	if on the date of the end of the employment or, as the case may be, of the Self-Employment, the lock-up period for the Bonus Shares referred to in Clause IV 3.1(ii) has not lapsed, the Participant will be liable towards AB InBev of an amount, in Euros, calculated on the basis of the following formula:

RA =	EP × OS
10

RA	means the amount to be reimbursed to AB InBev

EP	means the Exercise Price

OS	means the number of Bonus Shares a Participant has received under the Optional shares Bonus.

The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such Dismissal.

2.3	Dismissal other than for serious cause and retirement or “pre-pension” before the age of 60

Upon Dismissal of a Participant other than for serious cause or in case of retirement or “pre-pension” of a Participant before the age of 60:

2.3.1	the Bonus Shares will become freely transferable and the restrictions on transferability referred to in Clause IV 3 above will cease to apply on the date of the end of employment or, as the case may be, of Self-Employment.

2.3.2	if employment or, as the case may be, Self-Employment ends during the first or the second year following the Offer Date:

(i)	all Options automatically expire and become null and void; and

(ii)	the Participant will be liable towards AB InBev of an amount, in Euros, calculated on the basis of the following formula:

RA =	EP × OS
10

RA	means the amount to be reimbursed to AB InBev

EP	means the Exercise Price

OS	means the number of Bonus Shares a Participant has received under the Optional shares Bonus

2.3.3	if employment or, as the case may be, Self-Employment ends during the third, the fourth or the fifth year following the Offer Date:

(i)	a portion of the Options (the “Dismissal Pro-Rata Options”) will remain exercisable by the Participant in accordance with these terms and conditions, but only during a 180-day period starting on the Exercise Period Starting Date, and provided the following conditions are met:

(a)	the Participant continues to comply with the restrictions on transferability referred to in Clause IV 3 despite the fact that the employment or, as the case may be, the Self-Employment has ended;

(b)	if so requested by AB InBev, the Participant enters into a Non-Competition Agreement. The modalities of the Non-Competition Agreement will be agreed upon after the employment or, as the case may be, the Self-Employment has ended.

The number of Dismissal Pro-Rata Options will be calculated on the basis of the following formula:

PRO =	AO × M
60
PRO	means the number of Dismissal Pro-Rata Options

AO	means the number of Accepted Options

M	means the number of full calendar months of employment or, as the case may be, Self-Employment of the Participant within the AB InBev Group during the period from the Offer Date until the end of the employment or, as the case may be, of the Self-Employment.

The Options which do not qualify as Dismissal Pro-Rata Options automatically expire and become null and void; and

(ii)	the Participant will be liable towards AB InBev of an amount, in Euros, calculated on the basis of the following formula:

RA =	EP × OS	×	60 – M
	10		60

RA	means the amount to be reimbursed to AB InBev

EP	means the Exercise Price

OS	means the number of Bonus Shares a Participant has received under the Optional shares Bonus

M	means the number of full calendar months of employment or, as the case may be, Self-Employment of the Participant within the AB InBev Group during the period from the Offer Date until the end of the employment or, as the case may be, of the Self-Employment.

2.3.4	all Options which, on the date of the end of the employment or, as the case may be, Self-Employment, are exercisable according to Clauses V 3.2 and V 3.3.1 above may be exercised but only during a 180-day period starting on the day the employment or, as the case may be, the Self-Employment has ended.

The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such Dismissal.

2.4	Outsourcing or Divestiture

In case of Outsourcing or Divestiture:

2.4.1	the Bonus Shares will become freely transferable and the restrictions on transferability referred to in Clause IV 3 above will cease to apply on the date of the effective Outsourcing or Divestiture;

2.4.2	if the date of Outsourcing or Divestiture occurs during the first or second year following the Offer Date:

(i)	all Options automatically expire and become null and void; and

(ii)	the Participant will be liable towards AB InBev of an amount, in Euros, calculated on the basis of the following formula:

RA =	EP × OS
10

RA	means the amount to be reimbursed to AB InBev

EP	means the Exercise Price

OS	means the number of Bonus Shares a Participant has received under the Optional shares Bonus

2.4.3	if the effective date of Outsourcing or Divestiture occurs during the third, fourth or the fifth year following the Offer Date:

(i)	a portion of the Options (the “Outsourcing or Divestiture Pro-Rata Options”) will remain exercisable by the Participant in accordance with these terms and conditions, but only during a 180-day period starting on the Exercise Period Starting Date, and provided the following conditions are met:

(a)	the Participant continues to comply with the restrictions on transferability referred to in Clause IV 3 despite the fact that the effective Outsourcing or Divestiture has taken place;

(b)	if so requested by AB InBev, the Participant enters into a Non-Competition Agreement. The modalities of the Non-Competition Agreement will be agreed upon after the effective date of Outsourcing or Divestiture.

The number of Outsourcing or Divestiture Pro-Rata Options will be calculated on the basis of the following formula:

PRO =	AO × M
60

PRO	means the number of Outsourcing or Divestiture Pro-Rata Options

AO	means the number of Accepted Options

M	means the number of full calendar months of employment or, as the case may be, Self-Employment of the Participant within the AB InBev Group during the period from the Offer Date until the date of effective Outsourcing or Divestiture.

The Options which do not qualify as Outsourcing or Divestiture Pro-Rata Options automatically expire and become null and void; and

(ii)	the Participant will be liable towards AB InBev of an amount, in Euros, calculated on the basis of the following formula:

RA =	EP × OS	×	60 – M
	10		60

RA	means the amount to be reimbursed to AB InBev

EP	means the Exercise Price

OS	means the number of Bonus Shares a Participant has received under the Optional shares Bonus

M	means the number of full calendar months of employment or, as the case may be, Self-Employment of the Participant within the AB InBev Group during the period from the Offer Date until the date of effective Outsourcing or Divestiture.

2.4.4	all Options which, on the date of Outsourcing or Divestiture, are exercisable according to Clauses V 3.2 and V 3.3.1 above may be exercised but only during a 180-day period starting on the date of Outsourcing or Divestiture.

The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such Outsourcing or Divestiture.

2.5	Retirement at or after the age of 60 or termination following permanent disability

In the case of retirement at or after the age of 60 or in case of termination following permanent disability:

2.5.1	the Bonus Shares will become freely transferable and the restrictions on transferability referred to in Clause IV 3 above will cease to apply on the date of the end of employment or, as the case may be, Self-Employment.

2.5.2	all Options which are not exercisable under Clauses V 3.2 and V 3.3.1 above on the date of the end of employment or, as the case may be, Self-Employment automatically expire and become null and void.

However, the Options will remain exercisable by the Participant in accordance with these terms and provided the following conditions are met:

(i)	the Participant continues to comply with the restrictions on transferability referred to in Clause IV 3 despite the fact that employment or, as the case may be, Self-Employment has ended;

(ii)	if so requested by AB InBev, the Participant enters into a Non-Competition Agreement. The modalities of the Non-Competition Agreement will be agreed upon after employment or, as the case may be, Self-Employment has ended.

2.5.3	all Options which, on the date of the end of employment or, as the case may be, Self-Employment, are exercisable according to Clauses V 3.2 and V 3.3.1 above may be exercised until the end of the Exercise Period.

2.5.4	if on the date of the end of the employment or, as the case may be, of the Self-Employment, the lock-up period for the Bonus Shares referred to in Clause IV 3.1(ii) has not lapsed, the Participant will be liable towards AB InBev of an amount, in Euros, calculated on the basis of the following formula:

RA =	EP × OS
10

RA	means the amount to be reimbursed to AB InBev

EP	means the Exercise Price

OS	means the number of Bonus Shares a Participant has received under the Optional shares Bonus.

However, that amount will not be due if the two conditions referred to in Clause VI 2.5.2 are met.

2.6	The notions of “retirement”, “pre-pension” and “permanent disability” are to be defined by reference to the law governing the employment or, as the case may be, the Self-

Employment, or alternatively, by the pension plan rules in the relevant jurisdiction or, if applicable, directorship of the Participant.

2.7	Death

In the case of death of a Participant:

2.7.1	the Bonus Shares will become freely transferable and the restrictions on transferability referred to in Clause IV 3 above will cease to apply on the date of death;

2.7.2	a portion of the Options inherited or otherwise acquired as a result of the Participant’s death which are not exercisable under Clauses V 3.2 and V 3.3.1 above, will become immediately and unconditionally exercisable in accordance with these terms and conditions, to the exclusion of Clauses V 3.2 and V 3.3.1 (the “Death Pro-Rata Options”). The number of Death Pro-Rata Options will be calculated on the basis of the following formula:

PRO =	AO × M
60

PRO	means the number of Death Pro-Rata Options

AO	means the number of Accepted Options

M	means the number of full calendar months of employment or, as the case may be, Self-Employment of the deceased Participant within the AB InBev Group during the period from the Offer Date until the date of death.

The Options which do not qualify as Death Pro-Rata Options automatically expire and become null and void.

2.7.3	all Options which, at the date of death of the Participant, are exercisable according to Clauses V 3.2 and V 3.3.1 above may be exercised by the Successors until the end of the Exercise Period.

3	Administration of the Plan

3.1	Delegation to the Committee

The Board of Directors may delegate part or all powers under the Plan to the Committee. In the case of a delegation of powers, the Committee shall: (i) be responsible for the general administration of the Plan in accordance with the provisions thereof, under the supervision of the Board of Directors; and (ii) be authorised to establish rules for the administration, interpretation and application of the Plan and, if necessary, to interpret, amend and cancel these rules, in compliance with these terms and conditions.

In the case of a delegation of powers, the Board of Directors will retain full authority to exercise all the rights and obligations of the Committee under the Plan at any time whatsoever, or to delegate them to another committee constituted by the Board of Directors.

3.2	(Sub-)delegation to any third party

The Board of Directors and the Committee may (sub-)delegate certain well-specified powers to any third party they deem appropriate.

In the case of a (sub-)delegation of powers, the Board of Directors and the Committee will retain full authority to exercise all the rights and obligations so delegated.

4	Electronic Register, Electronic Evidence and Electronic Delivery

4.1	Electronic Shares/Options register

The Shares and the Options will be recorded in a Shares register and in an Options register in electronic form, the maintenance of which may be outsourced by AB InBev to a third party.

4.2	Electronic evidence

Electronic approvals, instructions, orders, statements and communications between a Participant, AB InBev, AB InBev affiliates and any third party to which powers have been sub-delegated by AB InBev for the administration of the Plan will have the same legal status as written approvals, instructions, orders, statements and communications. The written recording or the written reproduction of electronic approvals, instructions, orders, statements and communications received by AB InBev, AB InBev affiliates and any third party to which powers have been sub-delegated by AB InBev for the administration of the Plan, will constitute conclusive evidence between the Participant, AB InBev, AB InBev affiliates and any third party to which powers have been sub-delegated by AB InBev for the administration of the Plan, unless evidence to the contrary is provided by the Participant.

4.3	Consent to Electronic Delivery

As a condition to receiving the Bonus Shares, each Participant consents to delivery of all subsequent information relating to the Bonus Shares and the Options by electronic means, including e-mails to the Participants and postings on AB InBev’s website or intranet. Such information may include, amongst others, financial information concerning AB InBev and other information relevant to the Participant’s decision whether or not to exercise the Options. In order to access such information, Participants will be required to access AB InBev’s e-mail system, website and/or intranet. By acceptance of the Options, each Participant is deemed to acknowledge that he/she has such access to the e-mail system of AB InBev and to AB InBev’s website and intranet and ordinarily uses them in the ordinary course of his/her employment or, as the case may be, Self-Employment. Participants may obtain paper copies of any such information by submitting a request to receive paper copies to their respective People Department.

5	Matrimonial regime

In the event that the matrimonial regimes of Participants confer ownership or other rights on their spouses with respect to any of the Options, the Shares and/or the Bonus Shares, those Participants undertake that their spouses shall appoint them as their sole representatives for all matters arising in relation to the Options, the Shares and/or the Bonus Shares.

6	Death

In the event of a Participant’s death, any Successor acquiring Options and/or Bonus Shares shall inform AB InBev of the Participant’s death as soon as possible and at the latest one month from the date of death.

7	Modification of the terms and conditions

The Board of Directors may unilaterally modify at any time the practical and/or accessory modalities of the terms and conditions. It may also unilaterally modify the terms and conditions when such modifications are required to comply with any change in legislation.

8	Nature of the Plan

Notwithstanding any provisions to the contrary included in the terms and conditions, the Bonus Agreement, the Option Confirmation Letter or any other document relating to the Plan:

8.1	the acquisition of Shares by the Participant is unrelated to his occupational pension rights or pension claims, so that this acquisition cannot affect these occupational pension rights and claims;

8.2	the Plan, the terms and conditions, the Bonus Agreement, the Option Confirmation Letter or any other document relating to the Plan do not confer upon the Participant any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of AB InBev or its subsidiaries to terminate the Participant’s employment according to the applicable regulations in respect of termination thereof;

8.3	the grant of Bonus Shares and of Options cannot be considered as a right acquired for the future.

9	Privacy and Processing of Personal Data

The Data Controller is responsible for the collection and processing of Personal Data as is necessary for the setting-up and administration of the Plan, the Shares register and the Options register of AB InBev in electronic form.

The Personal Data collected, inter alia, by way of the Bonus Agreement, the Option Acceptance Form and the Option Exercise Form will be used exclusively for the purposes of the administration of the Plan and the maintenance of the Shares register and the Options register of AB InBev in electronic form.

The Data Controller can transfer the Personal Data to the Data Processor and the employer of the Participant for the above purposes as well as to regulatory authorities for the purpose of complying with legal obligations in connection with the Plan. Such recipients may be located in jurisdictions outside the European Economic Area that may not provide an adequate level of personal data protection.

The Data Controller and the Data Processor shall abide by the Belgian law of 8 December 1992 on privacy protection in relation to the processing of personal data, as amended from time to time, and its implementing decrees.

Through their signature of the Bonus Agreement, the Participants give their consent to the collection and processing of their Personal Data as described in this Clause 9.

The Participants have the right to access and correct their Personal Data by sending a written and signed request to their local People officer.

10	Severability

If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.

11	Applicable law

The Options, the Shares, the Bonus Shares and these terms and conditions are governed by Belgian law. Any dispute relating thereto is to be submitted to the competent Belgian courts.